Exhibit 99

Dillard’s, Inc. Reports October Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 5, 2009--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended October 31, 2009 were $361,685,000 compared to sales for the four weeks ended November 1, 2008 of $406,050,000. Total sales decreased 11%. Sales in comparable stores decreased 8% for the four-week period.

Sales for the 13 weeks ended October 31, 2009 were $1,312,037,000 compared to sales for the 13 weeks ended November 1, 2008 of $1,475,300,000. Total sales decreased 11%. Sales in comparable stores decreased 9% for the 13-week period.

Sales for the 39 weeks ended October 31, 2009 were $4,095,402,000 compared to sales for the 39 weeks ended November 1, 2008 of $4,762,212,000. Total sales decreased 14%. Sales in comparable stores decreased 12% for the 39-week period.

During the four weeks ended October 31, 2009, sales were above the average total Company trend in the Eastern region, slightly below trend in the Central region and below trend in the Western region. Sales of shoes were significantly stronger than trend during the period. The sales performances in the home and furniture category and the juniors’ and children’s apparel category were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations